EXHIBIT 99

                           Thistle Group Holdings, Co.

-------------------            Contacts:  John F. McGill Jr.,
                                          President
                                          Pam Cyr, Dir. of Investor Relations
         News                             6060 Ridge Avenue
       Release                            Philadelphia, PA  19128
                               Phone:     215-483-2800
                               Fax:       215-483-0885
-------------------



THISTLE GROUP HOLDINGS, CO. TO REPURCHASE  UP TO 15% OF ITS SHARES

Philadelphia, PA, January 15, 1998- Thistle Group Holdings, Co., (NASDAQ: THTL) announced today that it has received approval from the Office of Thrift Supervision to proceed with its planned repurchase of up to 15 percent of the outstanding common stock of the Company, equating to approximately 1,349,998 shares.

Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.


Thistle Group Holdings Co. is a Philadelphia based Unitary Thrift Holding Company whose principal subsidiary is Roxborough-Manayunk Bank. At September 30, 1998, the Company had total assets, deposits and stockholders' equity of $460 million, 264 million, and 101 million, respectively. Thistle Group began trading on the NASDAQ under the symbol "THTL" on July 14,1998.